Exhibit 10.4

AMENDMENT NO. 1

TO THE

2013 OMNIBUS INCENTIVE PLAN

This Amendment No. 1 to the 2013 Omnibus Incentive Plan (this “Amendment”) is made by Five Prime Therapeutics, Inc. (the “Company”), as of August 22, 2017. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the 2013 Omnibus Incentive Plan (the “Plan”).

WHEREAS, pursuant to Section 5.3 of the Plan, the Board of Directors of the Company (the “Board”) may, at any time and from time to time, amend the Plan as to any shares of Stock as to which Awards have not been made, which amendment may be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by Applicable Laws or required by the Stock Exchange on which the shares of Stock are listed;

WHEREAS, the Board has determined that the actions set forth in this Amendment do not require the approval of the Company’s stockholders; and

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan as set forth in this Amendment.

NOW, THEREFORE, in accordance with the foregoing, the Plan is amended as follows:

1.	Section 18.3 of the Plan is hereby amended and restated in its entirety to read as follows:

“18.3Withholding Taxes.  The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award.  At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or an Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided, however, that if there is a same day sale, the Grantee shall pay such withholding obligation on the day that the same day sale is completed.  Subject to the prior approval of, with respect to the Company, the Board or a Committee, and with respect to an Affiliate, the board of directors of such Affiliate or a committee of such board of directors composed of non-employee directors, which approval may be withheld by, with respect to the Company, the Board or such Committee, and with respect to an Affiliate, the board of directors of such Affiliate or such committee of such board of directors, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or an Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or an Affiliate shares of Stock already owned by the Grantee.  The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations.  The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or an Affiliate as of the date that the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.  The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares of Stock pursuant to such Award, as applicable, cannot exceed such number of shares of Stock having a Fair Market Value equal to the maximum statutory amount the Company or an Affiliate may withhold and pay to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares of Stock.  For purposes of determining taxable income and the amount of the related tax withholding obligation under this Section 18.3, notwithstanding Section 2.18 or this

Section 18.3, for any shares of Stock that are sold on the same day that such shares of Stock are first legally saleable pursuant to the terms of the applicable award agreement, Fair Market Value shall be determined based upon the sale price for such shares of Stock so long as the Grantee has provided the Company with advance written notice of such sale.”

2.	Except as modified by this Amendment, all the terms and provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment as of August 22, 2017.

Five Prime Therapeutics, Inc.

/s/ Lewis T. Williams
By: Lewis T. Williams
Its: President and Chief Executive Officer